Exhibit 10.34
LOAN AGREEMENT

Between the undersigned:

•
The company DELTAGEN EUROPE S.A., a joint-stock company with a capital of 2,440,000.-Euros, with head-office at 44, Route Burkel in 67400 ILLKIRCH, registered at the Register of Trade and Companies of Strasbourg under the number B 434 277 919, represented by Mr William MATTHEWS, Ph. D., President of the Board of Directors

hereafter referred to as the LENDER
on one hand,
and

•
The company Alsacienne de Crédit-Bail Immobilier - ALSABAIL, mixed local economy company with a capital of € 9,704,280.— , head-office located at 5, Allée de la Robertsau in 67000 STRASBOURG, registered at the Register of Trade and Companies of STRASBOURG under the number B 718 504 004, represented by Mr René SUTTER, Director of Administration and Finance, duly empowered in this respect

•
The company CIAL FINANCE, a joint stock company with a capital of FRF 31,775,300.— , head-office located 31, Rue Jean Wenger Valentin in 67000 STRASBOURG, registered at the Register of Trade and Companies of STRASBOURG under the number B 588 502 625, represented by Mr Jacques PFORTNER, duty empowered in this respect

•
The company FRUCTICOMI, a joint stock company with a capital of FRF 180,000,000.— , head-office located 115, Rue de Montmartre in 75002 PARIS, registered at the Register of Trade and Companies of PARIS under the number B 333 384 311, represented by Mrs Daniéle HAZAN, duly empowered in this respect hereafter referred to as the BORROWERS
on the other hand,

The following has been stated as a preliminary to the loan agreement which constitutes the subject of the present document:

STATEMENT

Further to the signature of a private contract in STRASBOURG on August 29th 2001, ALSABAIL, in joint ownership with CIAL FINANCE and FRUCTICOMI, has granted to the company DELTAGEN EUROPE a real estate lease purchase agreement amounting to 8,500,000 Euros dedicated to the purchase of a piece of land of a surface of 45,088.—

square metres located in the Innovation Park of 67400 ILLKIRCH, and to the construction on this land of a building to be used as research laboratory and offices and which shall have an approximate net usable surface of 5,000 square meters.

The investment amounts to € 8,500,000.– ( + VAT )

The terms and conditions of the lease purchase are mentioned in the lease purchase contract which was signed with the company DELTAGEN EUROPE S.A. on August 29th 2001.

The financing of this operation is based on:

•	A grant to be made by the local authorities (Alsace area) of € 134,155.-
•	The financing from the joint owners amounting to € 6,765,845.-
•	A loan made by DELTAGEN EUROPE S.A. amounting to € 1,600,000.-

This having been stated, the following has been settled and agreed:

LOAN AGREEMENT

ARTICLE I.—SUBJECT

Within the framework of the real estate lease purchase operation described above, the Lender grants a loan over a period of ten years and amounting to 1,600,000.-Euros (one million six hundred thousand Euros) to the below mentioned parties and shared out as follows among these:

- ALSABAIL	960,000.-Euros
- CIAL FINANCE	320,000.-Euros
- FRUCTICOMI	320,000.-Euros

ARTICLE II.—RELEASE

The funds corresponding to the present loan shall be put at the disposal of the Borrowers all at once prior to the purchase of the piece of land mentioned in the Statement above.

ARTICLE III.—INTERESTS

No interest shall be payable by the Borrowers to the Lender on this loan, before completion of the construction works. This interest free period shall therefore end at the time of completion of the construction works, on the first day of the next calendar quarter. The lease purchase agreement shall also enter into full force on the same date.

Therefore, once the lease purchase agreement which is mentioned in the Statement above enters into force, the loan shall bear interest at the variable rate of the three months’ EURIBOR increased by 1.5 points, per annum.

The interest will be calculated quarterly during a period of 40 quarters, on the exact number of days of the quarter, on the remaining capital of the loan, before amortization, and according to the method:

( rate + 1.50 ) x ( number of days of the period / 360 )

Rate means the three months EURIBOR ( Euro Interbank Offered Rate ) published by the European Banking Federation. The applicable EURIBOR rate shall be equal to the arithmetic mean of the daily three months EURIBOR rates which have been published during the last month but one before the due date.

Interest will be paid quarterly in advance on January 1rst, April 1rst, July 1rst, October 1rst of each year.

ARTICLE IV.—REIMBURSEMENT

The reimbursement of the loan shall be over forty consecutive quarters with straight line depreciation of the capital, paid in advance on January 1rst, April 1rst, July 1rst, October 1rst of each calendar year and for the first time on the first day of the calendar quarter following the date the lease purchase contract shall enter in full force as mentioned in the Statement above.

All amounts payable within the framework of the loan shall be paid by ALSABAIL on behalf of the Borrowers, under the form of compensation with the’ quarterly rents payable by the Lender to the Borrowers pursuant to the lease purchase contract.

The reimbursement of the loan is subject to the payment on the due date of the rent and fees payable by the Lender to the Borrowers for the lease purchase. Any interruption in the payment of the rents related to the lease purchase agreement shall lead to the suspension of the reimbursement of the loan by the Borrowers.

In case of early exercise of the purchase option (call option) mentioned in Article IV-B of the lease purchase agreement, the Borrowers herewith commit to reimburse to the Lender, the remaining capital of the loan on the date of purchase in advance. The reimbursement in advance will be carried out in compensation with the sales price of the real estate.

In case of termination of the lease purchase agreement for whatever reason, the balance of the present loan will be used by the Borrowers up to the limit of the compensation due to them by DELTAGEN EUROPE S.A. in the event of early termination, pursuant to the lease purchase agreement.

ARTICLE V.—EFFECTIVE GLOBAL RATE

With reference to Article L 313-1 of Law N°93:949 of July 26th 1993, the Effective Global Rate (TEG) of the present loan is of 6.21% per annum, on the base of the three months’ EURIBOR of August 16th 2001

ARTICLE VI.—FEES

The fees related to the present agreement shall be at the full expenses of the company DELTAGEN EUROPE.

ARTICLE VII.—COMPETENT JURISDICTION

For the performance of the present contract, the parties’ domicile shall be at their respective head-office.

The Court of STRASBOURG only shall be competent for any dispute related to the present loan agreement.

The signatories declare that they have full knowledge of the meaning of the provisions of the present agreement, although they are drawn up in French.

The present contract has been translated into English by Mrs Hortense RHINN, Director of Administration and Finance of DELTAGEN EUROPE S.A. Mrs RHINN is present at the time of signature of the present contract and also signs it.

In Strasbourg, on August 29th 2001

Made out in one original copy only. (ALSABAIL shall hand out a certified copy to each of the joint owners and to the lessee as soon as the original has been registered)

Signature: